EXHIBIT 10.2

URS CORPORATION

First Amendment To The
Restated Incentive Compensation Plan
2009 Plan Year Summary

I.	Plan Objectives

The URS Corporation Restated Incentive Compensation Plan (the “Plan”) is intended to provide rewards to individuals who make a significant contribution to the financial performance of URS Corporation and its URS, EG&G and Washington Divisions (collectively, the “Company”) during each fiscal year (a “Plan Year”).  Among other things, the Plan is intended to:

•	Help key employees to focus on achieving specific financial targets;

•	Reinforce teamwork;

•	Provide significant award potential for achieving outstanding performance; and

•	Enhance the Company’s ability to attract and retain highly talented and competent people.

This document is only a summary regarding the application of the Plan with respect to the 2009 Plan Year.  For complete information regarding the Plan (including defined terms not defined in this Summary document), participants should refer to the Plan document.  Each Award provided by the Plan constitutes a Performance Cash Award (as defined in the URS Corporation 2008 Equity Incentive Plan, as amended from time to time (the “EIP”)) and will be governed by the provisions of the EIP, the Plan, and any documents regarding the application of the Plan with respect to a particular Plan Year (including this summary).  In the event of any conflict between the provisions of the EIP, the Plan and any such documents, the provisions of the EIP will control.  In the event of any conflict between the provisions of the EIP, the Plan or any such documents and the provisions of a Designated Participant’s employment agreement, the provisions of the Designated Participant’s employment agreement will control.

II.	General Plan Description

A. Eligibility

The Plan provides an opportunity for employees to earn cash Awards based on achievement of Company and individual Performance Goals during a Plan Year.  Eligible participants are classified in one of two categories:

1.	“Designated Participants” are key employees who have the potential to significantly impact the Company’s success; or

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2.	“Non-Designated Participants” are employees who demonstrate outstanding individual effort and results during the year. Awards to this group of employees are paid from a discretionary bonus pool.

Except as noted in this paragraph, to be eligible to receive an Award under the Plan, participants must be employed by the Company at the end of the Plan Year.  However, if the employment of a Designated Participant is terminated prior to the end of a Plan Year due to the Designated Participant’s death, Disability or Retirement (as such terms are defined in the EIP), other than the Retirement of a Covered Employee (as defined in the Plan), the Designated Participant (or the Designated Participant’s heirs in the case of death) will be eligible to receive a pro-rata Award based on the time the Designated Participant was employed by the Company and the Performance Goals achieved.  If a Designated Participant’s employment is terminated for any other reason prior to the end of a Plan Year (whether voluntary or involuntary), the Designated Participant will not receive an Award.

New hires (employees who join the Company during the Plan Year) who are identified as Designated Participants must have at least three months of service and be employed by the Company at the end of a Plan Year to be eligible to receive a pro-rata Award based on the time the Designated Participant was employed by the Company and the Performance Goals achieved (except in the case of death, Disability or Retirement, as described above).  New hires who are Covered Employees are subject to certain additional requirements set forth in the Plan. Notwithstanding the foregoing, the terms of a Designated Participant’s employment agreement will supersede the terms and conditions of the Plan.

B.	Performance Goals

Each Plan Year, the Compensation Committee of the Board of Directors (the “Committee”) establishes, or authorizes the establishment within specified parameters of, specific Performance Goals for the Company and for Designated Participants, including weightings of the Performance Goals, by the business unit or units in which the Designated Participant is expected to have the most direct impact.  The Performance Goals may be based on any one of, or combination of, or any ratio between two or more of the Performance Criteria set forth in the Plan, as they may be specifically defined by the Committee for each Plan Year.

In addition, the Committee shall make appropriate adjustments in the method of calculating the attainment of Performance Goals for the Plan Year, as authorized under the EIP and set forth in the Plan.

C.	Target Bonus Pool

Each Plan Year, the Committee identifies a Target Bonus Pool as part of the Company’s financial planning process.  The Target Bonus Pool is the sum of all anticipated Awards for Designated Participants and Non-Designated Participants.  The Actual Bonus Pool may be greater or less than the Target Bonus Pool depending on the Company’s actual performance relative to the Performance Goals established for a Plan Year.

D.	Target Award Percentage

Each Plan Year, the Committee assigns to, or authorizes the assignment to, each Designated Participant a Target Award Percentage, expressed as a percentage of Base Salary, based on his or her anticipated contributions to the Company.

III.	2009 Plan Year

A.	Performance Criteria Definitions

The Committee selected and defined Performance Criteria as follows for the 2009 Plan Year for application to the Company-wide Performance Goals and the Performance Goals established for the Section 16 Officers (as defined in the Plan):

1.
Net Income.  “Net Income” shall mean the consolidated net income of the Company for the 2009 fiscal year as determined under generally accepted accounting principles, as adjusted for any material and objectively determinable impacts of the items specified in the Plan that were not reflected in the 2009 financial plan approved by the Board.  Net Income will be calculated after all bonuses are accrued and assumed to have been paid in full.

2.
Profit Contribution.  “Profit Contribution” shall mean the operating income of the business unit(s) for which a Designated Participant has accountability, minus interest expense and minority interests attributable to the unit(s), but before allocation of specified unit expenses, including stock compensation expenses and  amortization of intangible assets.

The Committee also selected and defined additional Performance Criteria for the 2009 Plan Year for application to, in addition to or in lieu of the Performance Criteria specified above, the Performance Goals established for Designated Participants other than the Section 16 Officers, including the following:

3.
Average Day Sales Outstanding. “Average Day Sales Outstanding” shall mean the average of the twelve (12) months of Day Sales Outstanding.  “Day Sales Outstanding” or “DSOs” shall mean ninety (90) multiplied by a fraction, the numerator of which is the sum of billed accounts receivable plus unbilled accounts receivable minus billings in excess of cost, and the denominator of which is the sum of the last three (3) months of revenues, with respect to the business unit(s) for which a Designated Participant has accountability.  DSOs shall be calculated monthly.

4.
Working Capital Days Outstanding (WCDO).  “Working Capital Days Outstanding” or “WCDO” shall mean the average of the four quarterly WCDOs with respect to the business unit(s) for which a Designated Participant has accountability. The quarterly WCDOs shall be calculated by dividing the average Working Capital of the business unit(s) for the quarter (the sum of the Working Capital of the business unit(s) at the end of each of the three months during the quarter divided by 3) by the annualized daily Revenue for the business unit(s) (Revenue for the business unit(s) during the quarter times 4 divided by 365).  Working Capital is defined as current assets (excluding foreign cash, corporate unrestricted cash and deferred taxes) less current liabilities (excluding costs to complete, deferred taxes and the restructuring reserve).

5.
Revenues.  “Revenues” shall mean the consolidated revenue of the Company, or of the relevant business unit(s) for which a Designated Participant has accountability, as determined under generally accepted accounting principles.

6.	New Sales. “New Sales” shall mean gross additions to backlog with respect to the business unit(s) for which a Designated Participant has accountability.

7.
New Work Margin.  “New Work Margin” shall mean the margin target established by the relevant business unit(s) for which a Designated Participant has accountability for New Sales.  A volume hurdle will be established for those units using this criteria.  This criteria excludes small change orders and extensions on existing work.

8.	Safety Record. “Safety Record” shall mean the total reportable incident rate as defined by the Occupational Safety and Health Administration (OSHA).

B.	Performance Goals

For the 2009 Plan Year, the Committee established as a prerequisite to all bonus payments under the Plan that the Company meet a minimum Net Income threshold.

In addition, the Committee established, or authorized the establishment of, primary business unit Performance Goals and individual Performance Goals for Designated Participants by the business unit where the Designated Participant is expected to have the most direct impact as follows:

Business Unit	Performance Goals
URS Corporation	Net Income
URS Division	URS Division Profit Contribution
EG&G Division	EG&G Division Profit Contribution
Washington Division	Washington Division Profit Contribution

In addition, for Designated Participants in the URS, EG&G and Washington Divisions, the Committee established, or authorized the establishment of, various secondary individual Performance Goals consisting of Average Day Sales Outstanding, Working Capital Days Outstanding, Safety Record, Revenues, New Sales, New Work Margin as well as other Performance Goals set forth in the Plan, and established, or authorized the establishment of, relative weighting to be allocated among all such Performance Goals.

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C.	Target Bonus Pool

For the 2009 Plan Year, the Committee established a Target Bonus Pool which will be funded based on achievement of the Company and Division Performance Goals as follows:
Performance Results	2009 Award Pool Funding
For URS Corporation, URS Division and EG&G Division:
115% of Performance Goal	200%
100% of Performance Goal	100%
85% of Performance Goal, or below	0%
For Washington Division:
115% of Performance Goal	150%
100% of Performance Goal	100%
85% of Performance Goal	50%
70% of Performance Goal, or below	0%

D.	Target Award Percentage

For the 2009 Plan Year, the Committee established the following Target Award Percentages for the Company’s Section 16 Officers:

Name	2009 Target Award Percentage (as a percentage of base salary)
Martin M. Koffel	125%
H. Thomas Hicks	100%
Thomas W. Bishop	70%
Reed N. Brimhall	75%
Gary V. Jandegian	100%
Joseph Masters	70%
Randall A. Wotring	100%
Susan B. Kilgannon	45%
Thomas Zarges	100%

IV.	Determination of Awards

Awards to Designated Participants will be dependent upon satisfying one or more of the following criteria: (1) the Company achieving its Net Income threshold; (2) the Division achieving its minimum Profit Contribution threshold; and (3) the Designated Participant achieving his/her individual Performance Goal(s). A Designated Participant’s Award will be calculated based on the percentage of his/her Performance Goal(s) achieved, multiplied by his/her Target Award Percentage and by his/her Base Salary earned during the Plan Year.  Determinations of Awards to Non-Designated Participants (from the discretionary pool) will be made by the Committee or the CEO at the end of a Plan Year.

V.	Other Plan Provisions

A.	Payment of Awards

Assessment of actual performance and payout of Awards will be subject to completion of the Company’s fiscal year-end independent audit and certification by the Committee that the applicable Performance Goals and other material terms of the Plan have been met.

The Actual Award earned will be paid to Designated Participants (or the Designated Participant’s heirs in the case of death) in cash within 30 days following completion of both the independent audit and the above-referenced certification by the Committee.  Awards to Non-Designated Participants will be paid concurrently to the extent practicable, but in any case within thirty (30) days following the payment of Awards to Designated Participants.  Payroll and other taxes will be withheld as required by law.

B.	Plan Accrual

Estimated payouts for the Plan will accrue monthly during each Plan Year.  At the end of each fiscal quarter, the estimated Actual Awards for the Plan Year will be evaluated based on actual performance to date and the monthly accrual rate will be adjusted so that the cost of the Plan is fully accrued at Plan Year-end.   Accrual of estimated payouts does not imply vesting of any individual Awards to Designated Participants.

C.	Administration

The Plan will be administered by the Committee and the CEO, except that the Committee retains final authority regarding all aspects of Plan administration, the resolution of any disputes, and application of the Plan in any respect to a Covered Employee.  The Committee may, without notice, amend, suspend or revoke the Plan at any time.

D.	Assignment of Employee Rights

No employee has a claim or right to be a participant, to continue as a participant or to be granted an Award under the Plan.  Participation in the Plan does not give an employee the right to be retained in the employment of the Company or its affiliates, nor does it imply or confer any other employment rights.

Nothing contained in the Plan shall be construed to create a contract of employment with any participant.  The Company and its Affiliates reserve the right to elect any person to its offices and to remove any employees in any manner and upon any basis permitted by law.

Nothing contained in the Plan shall be deemed to require the Company or its Affiliates to deposit, invest or set aside amounts for the payment of any Awards.  Participation in the Plan does not give a participant any ownership, security or other rights in any assets of the Company or any of its Affiliates.

E.	Validity

In the event that any provision of the Plan is held invalid, void or unenforceable, such provision shall not affect, in any respect, the validity of any other provision of the Plan.

F.	Governing Law

The Plan will be governed by, and construed in accordance with, the laws of the State of California.